Exhibit 15.1

CONSENT OF EUROMONITOR INTERNATIONAL LTD

We hereby consent to the use by Arcos Dorados Holdings Inc. (the “Company”), in connection with its annual report on Form 20-F, and any amendments and supplements thereto (collectively, the “Annual Report”), of excerpts from our report dated May 2011, as amended and supplemented from time to time (the “Euromonitor Report”), the preliminary estimates we provided to the Company (the “Preliminary Estimates”), the information contained in the Euromonitor Report and the Preliminary Estimates (the “Intellectual Property”) and the use of our name in the Annual Report. We confirm that we have reviewed the references to the Euromonitor Report and the Preliminary Estimates in the Annual Report dated April 18, 2012, and we consent to this use of the Intellectual Property. We also confirm that we have reviewed references to the Intellectual Property and that they are quoted in an appropriate context.

Euromonitor International Ltd
By:	/s/ David Cleveland
	Name:	David Cleveland
	Title:	Director